UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2021

Red Cat Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	814-00175 (Commission File Number)	86-0490034 (I.R.S. Employer Identification Number)

370 Harbour Drive

Palmas del Mar

Humacao, PR 00791

(Address of principal executive offices) (zip code)

(833) 373-3228

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On July 1, 2021, Red Cat Holdings, Inc. (the “Company”) entered into a one-year executive employment agreement (the “Employment Agreement”) with Joseph Hernon (“Executive”), to serve as chief financial officer of the Company. The Employment Agreement will automatically renew for successive one-year terms unless either party notifies the other party at least three months prior to the expiration of the then current term of its desire to terminate the Employment Agreement.

In consideration therefor, Executive will be paid a base salary equal to 75% percent of the salary of the Company’s Chief Executive Officer in effect from time to time (“Base Salary”), in periodic installments in accordance with the Company’s regular payroll practices. Base Salary may not be decreased without the written consent of Executive. Executive will also be eligible to receive an annual cash bonus of up to 150% percent of Base Salary (“Annual Bonus”).

Executive also received a grant of 375,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), 45,000 of which shares vest on November 1, 2021, and the remaining 330,000 shares vest in 11 equal quarterly installments commencing on February 1, 2022, subject to Executive’s continued employment by the Company or its parent or any subsidiary. The grant of shares will also vest immediately upon a change of control, as defined in the Company’s 2019 Equity Incentive Plan (the “Plan”). Executive will also be eligible for additional awards under the Plan.

Upon termination of employment for any reason, the Executive shall be entitled to Base Salary and a pro-rata portion of the Annual Bonus earned through the date of termination. Upon termination by the Company for any reason other than for “cause” or by Executive for “good reason”, as such terms are defined in the Employment Agreement, Executive will be entitled to all vested and unvested shares in accordance with the award vesting as if no termination occurred.

Upon termination by the Company without cause, by Executive for good reason or by Executive within 180 days of a change of control, as defined in the Employment Agreement, Executive will also be entitled to the): (i) the greater of Base Salary through the balance of the term, or 12 months of Base Salary; (ii) continued participation in Company benefit plans (including health benefits) for at least twenty four months and (iii) immediate vesting of all stock options or equity awards. Fat Shark will also pay for Executive’s COBRA premiums so long as Executive qualifies therefor.

During the term of employment and for three years thereafter, if there is a restatement of any financial results resulting from material non-compliance of the Company with financial reporting requirements under the federal securities laws from which any metrics were determined to be achieved which were the basis of the granting and calculation of the Annual Bonus and any stock-based compensation, Executive agrees to repay any amounts which were determined by reference to any financial results which were later restated.

Executive is entitled to participate in all benefit plans at substantially the same levels as the Company’s senior executive officers.

Executive may terminate the Employment Agreement without Good Reason and other than for a change of control upon thirty days prior written notice. Upon such termination, the Company will have no further obligations or liability to Executive, except for the Base Salary and pro-rata Annual Bonus earned prior to the date of termination.

The Employment Agreement contains for customary confidentiality provisions during and after the term of employment of Executive.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of such Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
Exhibit 10.1	Executive Employment Agreement, dated July 1, 2021, among the Company and Joseph Hernon

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 2, 2021	RED CAT HOLDINGS, INC.

	By:	/s/ Jeffrey M. Thompson
	Name:	Jeffrey M. Thompson
	Title:	President and Chief Executive Officer